Exhibit 10.1

SUMMIT

BELLEVUE, WASHINGTON

HINES GLOBAL REIT 320 108TH AVE LLC

‑ and ‑

HINES INTERESTS LIMITED PARTNERSHIP

DEVELOPMENT MANAGEMENT AGREEMENT

TABLE OF CONTENTS
ARTICLE    Page

ARTICLE 1 INTERPRETATION    1

1.1	Definitions 1

1.2	General 1
ARTICLE 2 TERM    2

2.1	Term 2
ARTICLE 3 DEVELOPMENT MANAGEMENT SERVICES    2

3.1	Appointment of and Acceptance by the Development Manager 2

3.2	Staffing of Project Work, the Development Manager Representative 2

3.3	Owner’s Representatives 3

3.4	Project Contractors and Consultants 3

3.5	Project Office 3

3.6	Project Duties 4

3.7	Administrative Duties 11

3.8	Directions of the Owner 14

3.9	Development Budget 14

3.10	Power in Emergencies 14

3.11	Ownership of Plans 14

3.12	Inspection 14

3.13	Safety Measures 15

3.14	Discharge Liens 15

3.15	Amount and Payment of Basic Fee 15

3.16	Reimbursable Expenses 15

3.17	Payment of Reimbursable Expenses 16

3.18	Interest on Past Due Sums 16

3.19	Draw Requests 16

3.20	Rights of Examination by the Owner 17

3.21	Concessions 17
ARTICLE 4 OWNER’S CONTROL    18

4.1	Specific Approvals by the Owner as to the Project 18

4.2	Owner Obligations 19

4.3	Project Obligations 20
ARTICLE 5 COVENANTS, REPRESENTATIONS AND WARRANTIES    20

5.1	Covenants 20

5.2	Representations and Warranties of Development Manager 21

5.3	Representations and Warranties of Owner 22

5.4	Survival 22
ARTICLE 6 TERMINATION    23

6.1	Termination by the Owner 23

6.2	Termination by the Development Manager 23

6.3	Delivery of Records 24

6.4	Effect of Continued Performance 24

6.5	Duties Flowing from Termination 24
ARTICLE 7 DUTY OF CARE AND INDEMNITY    24

7.1	Duty of Care 24

7.2	Indemnity by the Owner 25

7.3	Indemnity by the Development Manager 25

7.4	Insurance 25

7.5	Limitation of Liability 26

7.6	Qualifications to Limitations 27
ARTICLE 8 NOTICES    27

8.1	Notices 27
ARTICLE 9 GENERAL    28

9.1	Gender and Number 28

9.2	Captions, Table of Contents and Legislation 28

9.3	Applicable Law 28

9.4	Invalidity 28

9.5	Amendment of Agreement 28

9.6	Successors and Assigns 28

9.7	Accounting Principles 28

9.8	Schedules 29

9.9	Time 29

9.10	Non‑Waiver 29

9.11	Rights Of Parties Independent 29

9.12	Status Reports 29

9.13	Further Assurances 29

9.14	Entire Agreement 29

9.15	Confidentiality 30

9.16	Assignment by the Development Manager 30

9.17	Assignment by the Owner 31

9.18	Execution and Delivery 31

SCHEDULE “A”    DEFINITIONS
SCHEDULE “B”    PROJECT TEAM ORGANIZATIONAL CHART
SCHEDULE “C”    LEGAL DESCRIPTION OF PROJECT SITE
SCHEDULE “C-1”    GRAPHIC DEPICTION OF PROJECT SITE
SCHEDULE “D”    OWNER INSURANCE REQUIREMENTS

SCHEDULE “D‑1”	DEVELOPMENT MANAGER INSURANCE REQUIREMENTS

SCHEDULE “E”	DEVELOPMENT PLAN (DEVELOPMENT BUDGET)

SCHEDULE “F”	EXISTING CONSULTANTS

SCHEDULE “G”	TRAVEL GUIDELINES

SCHEDULE “H”	ENVIRONMENTAL REPORTS

THIS DEVELOPMENT MANAGEMENT AGREEMENT is made effective as of _______________ ____, 2019, by and between HINES GLOBAL REIT 320 108TH AVE LLC (the “Owner”) and HINES INTERESTS LIMITED PARTNERSHIP (the “Development Manager”)
R E C I T A L S:
WHEREAS, the Owner is the owner of the Project Site, which is located in Bellevue (“City”), King (“County”), Washington (“State”) and intends to construct the Project;
AND WHEREAS, the Development Manager is engaged in the business of providing development and project management services;
AND WHEREAS, the parties have agreed to enter into this Agreement pursuant to which the Development Manager will provide development and project management services with respect to development, construction, completion, commissioning and completion of the Project;
WHEREAS, prior to the date hereof, Development Manager has caused the Project Architect to prepare certain plans and specifications (the “Existing Plans”) included in the Development Plan (as hereinafter defined) and has performed other services regarding the Project. The Owner may desire to modify the Existing Plans to provide for the construction and development of the Project and, after approval of such modified plans and specifications, construct and develop the Project on the Project Site;
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and the sum of Ten ($10.00) Dollars paid by each party hereto to each of the other parties hereto (the receipt and sufficiency of which is hereby acknowledged by each party hereto), the parties hereto covenant and agree as follows:
ARTICLE 1

INTERPRETATION
1.1    Definitions. In this Agreement unless there is something in the subject matter or context inconsistent therewith, the words and expressions set out in Schedule ”A” shall have the meanings set out in such Schedule ”A”.
1.2    General. Headings contained herein are inserted for convenience of reference only and are not to be considered for the purposes of interpretation. All monetary references are to U.S. Dollars. If anything herein falls to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day.
ARTICLE 2

TERM

2.1    Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall continue through the Predevelopment Phase and Development Phase (defined in Section 3.6 below) until the completion of all Development Phase Services, including completion of the punchlist described in Section 3.6(b)(ii)(H) and the Project start-up described in Section 3.6(b)(ii)(I), unless terminated earlier pursuant to Article 6.
ARTICLE 3

DEVELOPMENT MANAGEMENT SERVICES
3.1    Appointment of and Acceptance by the Development Manager.
(a)    The Owner hereby appoints and retains the Development Manager to carry out the duties provided for herein relating to the development and project management services for the Project including overseeing, supervision and administration of construction of the Project, contract administration for the design and construction of the Project as directed by the Owner including services and advice in the organization, coordination, management and administration of the development of the Project, completion and commissioning of the Project, assisting Owner in the planning, pricing and construction of landlord work to be constructed by Owner, if any, for the Project, approving and coordinating tenant work and final inspection of tenant work from the landlord’s perspective for the Project on the terms and for the remuneration provided for in this Agreement.
(b)    The Development Manager accepts its appointment in accordance with the terms of this Agreement and covenants and agrees to carry out the duties provided for herein relating to the development and project management services for the Project expeditiously with due care in a competent, honest, diligent, and efficient manner including overseeing, supervising and administering construction of the Project, contract administration for the design and construction of the Project as directed by the Owner including services and advice in the organization, coordination, management and administration of the development of the Project, completion and commissioning of the Project and assisting Owner in the planning, pricing and construction of landlord work to be constructed by Owner, if any, for the Project, approving and coordinating tenant work and final inspection of tenant work from a landlord’s perspective on terms and for the remuneration provided for in this Agreement.
3.2    Staffing of Project Work, the Development Manager Representative. Subject to reimbursement as provided herein, the Development Manager shall furnish a competent and adequate staff (the “Project Team”) as necessary for the proper administration, coordination and supervision of the performance of its obligations hereunder, all of which shall be employees of the Development Manager generally in accordance with the organizational chart provided to the Owner and attached as Schedule “B” hereto. The Development Manager shall designate from time to time an individual to act as representative of the Development Manager. Ty Bennion is hereby designated as such representative until the Development Manager otherwise notifies the Owner. The Development Manager may, from time to time upon notice to the Owner, make changes in, deletions from, and additions to the Project Team provided that the Owner shall have the right to approve (acting reasonably) any such change or deletion to ensure the quality and experience of each member of the Project Team. The Development Manager shall be obligated to remove from the Project Team any of the personnel of the Development Manager which the Owner, acting reasonably, may object to on account of incompetence, inexperience, poor performance or incompatibility and the Development Manager’s appointment of any replacement personnel required with respect to any such removal shall be subject to the Owner’s prior written approval acting reasonably.
3.3    Owner’s Representatives. Owner hereby designates Josh Gravenor and Kevin McMeans as the representatives of Owner (collectively, the “Owner’s Representatives”). Until Owner notifies Development Manager in writing otherwise, the Owner’s Representatives shall receive and process all matters, communication, attendance at meetings, Draw Requests, documentation, information and materials on behalf of Owner, shall be the sole source for approvals, consents, decisions and other communications on behalf of Owner. Development Manager shall have no duty or obligation to inquire as to the authority (or lack thereof) of Owner’s Representatives representing Owner in its dealings with Development Manager and may rely on any direction, consent, or approval given by such representative.
3.4    Project Contractors and Consultants. The Development Manager and the Owner acknowledge that a variety of third‑party contractors and consultants will be involved with the Project. All of such contractors and consultants (including without limitation, wind and snow engineers, environmental engineers, geotechnical engineers, general contractors, architects, structural engineers, mechanical, electrical and plumbing engineers, civil engineers and traffic consultants) will execute contracts directly with the Owner (or the Project Architect or general contractors, as the case may be). As of the date hereof, Owner has contracted with, directly or indirectly, the consultants and contractors listed on Schedule “F” attached hereto and such consultants and contractors are approved by Owner (“Approved Contracts”). Subject to existing provisions within the Approved Contracts, to minimize the Owner’s and the Development Manager’s exposure to liability, all future agreements with third party contractors (including subcontractors) and consultants shall contain an indemnification in favor of the Owner and the Development Manager acceptable to both of them and such contractors and consultants shall be required to maintain errors and omissions insurance acceptable to the Owner and the Development Manager. Furthermore, if the Owner is named as an additional insured on any such party’s comprehensive general liability insurance policy, the Development Manager shall also be named as an additional insured. The Development Manager shall make recommendations and advise the Owner on the selection of future contractors and consultants and shall assist and coordinate with the Owner in the negotiation of contracts for their engagement by the Owner.
3.5    Project Office. Owner shall pay all costs associated with the establishment and operation of an office for the Project (the “Project Office”), which shall function as the construction and project management office for the Project. The cost to Owner for providing such office space shall not exceed the amounts set forth in the Development Budget without the approval of Owner.

3.6    Project Duties.
(a)    Predevelopment Phase Services
(i)    Predevelopment Phase. All work associated with the Project described in this Section is called the “Predevelopment Phase”. All services provided by the Development Manager during the Predevelopment Phase are called the “Predevelopment Phase Services”. Many of the Predevelopment Services have been performed prior to the date hereof.
(ii)    Development Plan. The Development Plan for the Project approved by Owner is attached hereto as Schedule “E”.
(iii)    Predevelopment Phase Services. The Development Manager shall perform the following preliminary services (however, Owner and Development Manager acknowledge that some of the following services were performed prior to the Effective Date):
(A)    Initial Planning. In connection with the initial planning of the Project, the Development Manager has:
(1)    Consistent with the Development Plan, assisted the Owner by overseeing the Project Architect in preparing for approval by Owner the Existing Plans;
(2)    Overseen and participated in the municipal approvals process with the applicable government agencies having jurisdiction with respect to obtaining necessary permits and approvals to facilitate the permitting and construction of the Project (collectively the “Governmental Approvals”);
(3)    Consistent with the Development Plan, obtained for the Owner soils reports, environmental reports and other reports and studies approved or required by the Owner or recommended by the Development Manager and approved by the Owner in connection with the Project;
(4)    Consistent with the Development Plan, obtained for the Owner preliminary site plans, surveys, and topographical surveys for the Project;
(5)    Prepared and submitted a project schedule for the timing of the various components of the Project (as revised from time to time, the “Project Schedule”);

(6)    Prepared and submitted to the Owner the Development Budget for the Project for the various costs including hard costs, soft costs and financing costs to be incurred as part of the Project as well as a pro forma net operating income analysis based on the rentable area of the Building (measured according to ANSI/BOMA Z65.1 2010) and the metrics contained in the applicable tenant lease. The Development Manager shall provide, upon request by the Owner, but not less than monthly, a variance report including all changes to Project Costs and revenue for the Project. Based on this variance report the Owner may review and update the Development Budget;
(7)    Prepare for the Owner’s approval and process draws for payment to contractors; review applications for payment to contractors and make recommendations to the Owner concerning payment including review of back up information, lien waivers, sworn statements and invoices. In addition, the Development Manager shall develop an orderly procedure for accounting procedures, cost control system and submission of Project Costs and obtaining all contractor’s and subcontractor’s sworn statements and lien waivers with respect to such payments and obtaining workers’ compensation insurance confirmation ensuring Contractor is up to date with workers’ compensation contributions.
(B)    Working Drawings. The Development Manager has lead the process of reviewing and coordinating the preparation by the Project Architect and other project consultants of the construction drawings and specifications for the Project (the “Working Drawings”) including the monitoring of the completion of Working Drawings.
(C)    Contractor Bidding and Selection: The Development Manager has:
(1)    Assisted and coordinated with the Project Architect in the preparation of the “Bid Documents”, consistent with the Working Drawings, proposed form of construction contracts and instructions to bidders;
(2)    Organized the division of the Project construction work into major trades for the bidding of the work;
(3)    Made recommendations for prequalification criteria for bidders, including any need for performance bonding or “subguard insurance” of any bidder if selected as a contractor, and develop a bid list for prospective contractors and subcontractors;

(4)    Developed competitive bidding procedures and requirements and otherwise manage the process for obtaining competitive bids for the Project;
(5)    Conducted prebid conferences to familiarize bidders with the Bid Documents and any special or unique systems, materials or methods;
(6)    Received bids, prepared bid analyses, analyzed estimates for work not yet tendered by the Contractor and made recommendations to the Owner for award of the general contract for the construction of the Project including estimates prepared by the Development Manager in the event work has not yet been tendered (the “Project Construction Contract”);
(7)    Provided recommendations regarding the contractor’s proposed temporary Project facilities, equipment, materials and services during construction and the assignment of responsibilities relating to same; and
(8)    Conducted pre‑award conferences with the successful bidders, prepared and negotiated the Project Construction Contract (for approval and execution by the Owner) and advised the Owner on the acceptability of the Contractor, subcontractors and material suppliers for the Project. The successful bidder is called the “Contractor.” Schedule “F” attached hereto lists the Contractor and other subcontractors selected by Development Manager and Owner. The Working Drawings, Project Construction Contract and other documents governing Contractor’s performance are collectively called herein the “Contract Documents”.
(D)    Reporting: As part of the monthly report to be delivered to Owner pursuant to Section 3.6(b)(ii)(J), the Development Manager shall coordinate and cause to be delivered to the Owner a predevelopment stage update including an update of the Development Budget, and shall cause copies of all minutes of architectural or Project meetings and other relevant emails or communications, together with such other information as the Owner may reasonably request from time to time to be forwarded to the Owner as deemed appropriate by the Development Manager;
(E)    Environmental Laws. The Project Construction Contract will require that the Contractor perform all work on Project Site in accordance with all Environmental Laws and if any Hazardous Substances are found on the Project Site, the Project Construction Contract will require the Contractor to properly remove, dispose of or otherwise remediate the Hazardous

Substances in accordance with all Environmental Laws. Development Manager shall use reasonably diligent efforts to enforce such requirements of the Project Construction Contract. Development Manager has reviewed the Environmental Reports and agrees to use reasonable, diligent, efforts to (i) assist Owner in identifying and engaging consultants and contractors to cause the remediation of the Identified Environmental Conditions to be performed in accordance with the recommendations in the Environmental Reports, (ii) enforce the terms of any contract with such environmental consultant or contractor as instructed by Owner, and (iii) assist Owner in ascertaining whether the consultants and contractors are addressing the recommendations in the Environmental Reports; and
(F)    End of Predevelopment Phase: The Predevelopment Phase shall end on the commencement of the Development Phase. It is recognized that (i) some Predevelopment Phase Services will be continued, to the extent not completed during the Predevelopment Phase Services, into the Development Phase; and (ii) most if not all of the Predevelopment Phase Services have been performed as of the date hereof.
(b)    Development Phase Services
(i)    Commencement of Development Phase. The development phase under this Agreement has commenced, and Owner has formally notified the Development Manager that the Owner has authorized the Commencement of Construction of the Project (the “Development Phase”). It is recognized that some Development Phase Services have been provided during the Predevelopment Phase and will end on the expiration of the Term. All services provided by the Development Manager during the Development Phase are called the “Development Phase Services”.
(ii)    Construction Management. The Development Manager shall perform the following Development Phase Services for the Project:
(A)    Critical Path Schedule. Use reasonable commercial efforts to (x) cause and generally oversee and direct the Project Architect and the Contractor respecting construction of the Project and completion, and (y) cause the Project Architect and Contractor to meet the Project Schedule from inception to completion of the Project. In the event of delays impacting the critical path schedule, the Development Manager shall make recommendations to the Owner for corrective action by Contractor and, if approved by the Owner assist and coordinate such corrective action;
(B)    Application for Payment Requirements. Prepare for the Owner’s approval and process draws for payment to Contractor, review applications for payment to Contractor and make recommendations to the

Owner concerning payment including review of back up information, contractor’s and subcontractor’s sworn statements, lien waivers and invoices. In addition, the Development Manager shall develop an orderly procedure for accounting procedures, cost control system and submission of Project Costs, obtaining all lien waivers with respect to such payments from contractors and subcontractors and obtaining workers’ compensation insurance confirmation ensuring Contractor is up to date with workers’ compensation contributions;
(C)    Permits. Coordinate and assist Contractor, Project Architect and the Owner in completing and reviewing Working Drawings and in obtaining permits and Governmental Approvals and other Required Approvals, which are required in connection with the construction and completion of the Project;
(D)    Intentionally Deleted.
(E)    Construction Meetings. Schedule, and request the Contractor to chair and conduct meetings as necessary but not less than every two weeks, to discuss construction procedures, progress and scheduling with Contractor, the Owner and the Project Architect and to identify problems, establish responsibility for correction of problems and expedite resolution of problems. The Development Manager shall direct the Project Architect or General Contractor to prepare minutes of such meetings and promptly distribute such meeting minutes to the Owner and other meeting attendees and will forward copies of such other information as the Owner may reasonably request from time to time to be forwarded to the Owner as deemed appropriate by the Development Manager;
(F)    Contractual Obligations and Change Orders. The Development Manager shall coordinate and review the processing of change orders and will negotiate, for final approval by Owner, the pricing and execution by the Owner of all change orders with Contractor except as otherwise permitted by Section 4.1(g);
(G)    Shop Drawings and Other Submittals. Coordinate the Project Architect’s review and approval of shop drawings, product data and other submittals by Contractor. Coordinate the delivery by Contractor to the Owner of the guarantees, warranties, releases, affidavits, bonds, manuals, insurance certificates and other items required by the Project Construction Contract comprising a comprehensive package of record drawings (including as built drawings), maintenance manuals, operating instructions, guarantees, warranties and other similar documentation in connection with the Project;

(H)    Punch List. Coordinate the Project Architect’s inspection of the Project from time to time for construction deficiencies and coordinate with the Project Architect its review of the Project to enable the Project Architect to determine the Substantial Completion Date. On Substantial Completion coordinate and when necessary assist in mediating any disputes on behalf of the Owner based on its inspection of the Project and preparation of a detailed deficiency report including a detailed and all inclusive “punchlist” specifying any items which require completion, installation, repair or modification and coordinate the Contractor’s correction of all items on the list prior to expiry of all warranty periods;
(I)    Project Start‑Up. Together with the Project Architect, Contractor, independent consultants and the Owner, review, monitor and observe the testing, commissioning and start‑up of all utilities, systems and equipment for the Project involving the operations group including the property manager appointed by the Owner for the Project;
(J)    Development Phase Reporting. During the Term of this Agreement, the Development Manager shall furnish to the Owner (and, if required by the Owner, any Lender or quantity surveyors) monthly a report, on or prior to the 15th day of each month, comparing the performance of the Project on a cost and invoice basis to the Development Budget. The report will contain (i) a status of construction; (ii) any significant matters affecting or relating to the Project; (iii) a detailed summary of costs to complete and a detailed explanations of variances; (iv) a comparison of the Development Budget to Project Costs incurred through the date of the report and a comparison of the Project Schedule to the work actually completed through the date of the report and an update to the proforma for the Development Budget including a variance report; (v) a summary of change orders made during the month covered by the report and other previous change orders including the status and cost of all change orders, including tenant requested building changes; (vi) any revision to the Development Budget made during the month covered by the report; (vii) a summary of claims or likely claims from any contractor or any other party; (viii) a list of any health and safety issues identified at the Project Site; and (ix) any such other items as may reasonably be required by the Owner and/or its lenders or quantity surveyors. Each such monthly report shall contain a short, concise summary of any material matter that has occurred with respect to the Project during the previous month;
(K)    Intentionally Deleted.
(L)    Other Agreements. The Project Construction Contract shall require that the Contractor perform all work in accordance with any agreement that may be binding on the Project Site or the Owner, and

Development Manager shall exercise reasonable, diligent efforts to cause the Contractor and Owner to comply with such agreements;
(M)    Tenant Improvements Management. During the Development Phase, the Development Manager shall coordinate and assist the Owner in addressing any construction‑related concerns of Project tenants as they relate to base building systems and operations. The Development Manager shall at the Owner’s direction:
(1)    to the extent permitted or required under the applicable tenant lease, review preliminary tenant drawings to provide comments as such drawings may impact base building systems and operations and forward such drawings to the appropriate consultant for approval or amendment as the case may be, and the Development Manager shall sign off on such drawings;
(2)    to the extent permitted or required under the applicable tenant lease, obtain a list of all tenant contractors and other consultants and coordinate with the Contractor and tenant contractors access to the Project Site and compliance with rules and regulations;
(3)    to the extent permitted or required under the applicable tenant lease, coordinate and complete walk through inspection of tenant premises once tenant work is completed, inspecting base building systems and operations; and
(4)    coordinate with the Contractor and the property manager for tenant moves into the Project.
(N)    Testing. Arrange and coordinate, on behalf of the Owner, the necessary inspections and material testing by independent consultants to ensure conformity with specifications and advise the Owner in respect of any contract disputes which may arise from such testing and act on the Owner’s behalf in the resolution of contract disputes;
(O)    Material Change and Matters Affecting the Project. Notify the Owner as soon as possible of all changes, developments or any other matters affecting the Project which are in the opinion of the Development Manager material and to investigate and report to the Owner all accidents, personal injury, claims for damage and other liability claims relating to the ownership, management, maintenance or operation of the Project. On or prior to the 15th day of each month, provide Owner with a report on any claims or potential claims by any contractor, subcontractor or other party and any health and safety issues that have been identified in connection with the Project;

(P)    Duties. Carry out such other duties as are normally carried out by a prudent and experienced Development Manager of a project similar in size and type to the Project;
(Q)    Intentionally Deleted.
(R)    Limitation of Scope of Services. Notwithstanding anything in this Agreement to the contrary, the Owner’s third‑party consultants and contractors are responsible to the Owner for providing (i) services and advice regarding construction means, methods, sequences or techniques and (ii) other services which require a professional engineer’s, architect’s or other license. The Owner understands and agrees that the Development Manager is not responsible for or liable to the Owner with respect to such services and advice except the Development Manager shall review and coordinate the delivery and provision of such services. The Development Manager shall not be liable for any failure of performance of Contractor, Project Architect or any other third party and shall not be liable to the Owner for any defects in the Working Drawings or any workmanship. The Development Manager is not obligated or expected to provide exhaustive or continuous on‑site inspections or reviews of the Project work, provided that the Development Manager shall make inspections and reviews, on a regular basis, consistent with the inspections and reviews to be expected of a development manager with respect to projects of a similar nature to the Project. Development Manager shall not be responsible for any costs (whether budgeted or not) incurred in connection with the Project, all of such costs shall remain the responsibility of the Owner, except to the extent otherwise expressly provided in this Agreement;
(S)    Contractual Obligation. The Development Manager shall coordinate and work with Contractor in fulfilling all its contractual obligations under the Contract Documents, including assistance in design input and coordination so as to optimize efficiency and cause Project Costs to be within the Development Budget, overseeing timely preparation of working drawings packages;
(T)    Timely Decisions. The Development Manager shall not be responsible for any delay, loss or damage caused by the Owner’s failure or refusal to provide timely decisions, information or funds required by the Owner provided the Development Manager has provided the Owner a reasonable opportunity to review and consider each such matter; and
3.7    Administrative Duties. In connection with its duties under this Agreement, the Development Manager shall, during the Term, carry out all necessary or desirable administrative duties and shall, without limitation:

(a)    keep proper and separate records for the Project;
(b)    provide adequate staff throughout the work to carry out its duties hereunder;
(c)    report to and meet with the Owner on a regular basis not less than monthly in such detail as the Owner may reasonably require in connection with the performance of the Development Manager’s duties hereunder;
(d)    establish, implement and maintain Project Costs control and accounting procedures to cover all phases of the Project, including all bookkeeping;
(e)    review all Contracts into which the Owner will enter into during the Term related to the Project and provide recommendations to the Owner with respect thereto, which recommendation shall be deemed given by the Development Manager if the Development Manager initials a signature box in such agreement prior to signature by the Owner;
(f)    provide to the Owner’s Representatives the details of the formally scheduled meetings with the Owner, Contractor and the Project Architect, commonly known as OAC meetings. The Owner’s Representatives retain the right to attend all such meetings;
(g)    to promptly provide Owner’s Representatives with details of any significant meeting with the City or other governmental authorities or their representatives (not to include standard walkthroughs or inspections conducted during the ordinary course of ongoing construction activity);
(h)    to provide to the Owner the following financial, reporting and banking services (collectively the “Financial Services”):
(i)    establish and maintain bank accounts (the “Bank Accounts”) for the Project as required and as directed by the Owner which Bank Accounts shall be for or on account of the Owner and shall be administered by the Development Manager in trust for the Owner;
(ii)    manage the Draw Requests for the Project including but not limited to:
(A)    coordinate and send copies of all Draw Requests to the Owner which shall include the information required under Section 3.19 of this Agreement and the terms and provisions of the documents evidencing, securing and/or guaranteeing any Construction Financing (the “Loan Documents”);
(B)    promptly respond to any queries on the Draw Requests from the Owner or a lender (“Lender”) providing the Construction Financing;

(C)    coordinate mechanic’s or materialmen’s lien (“MM Lien”) searches and to advise the Owner of any recorded MM Liens prior to release of any payment of the Draw Requests;
(D)    in the event of any MM Liens recorded against the Project, use reasonable efforts to obtain the release of such MM Lien and not release any payment of the Draw Requests until such release has been approved by the Owner;
(E)    ensure that all payment of Draw Requests are in accordance with the obligations of the Owner under the Project Construction Contract and the Loan Documents;
(F)    prepare and process draws for any Lender providing any Construction Financing for the Project and provide such reports, studies and other information as may be required by such Lender;
(G)    review and/or prepare any payments due under any agreements binding on the Project Site or Owner and make recommendations to the Owner concerning payment including review of back-up information, lien waivers, sworn statements and invoices;
(H)    withdraw and disburse funds from the Bank Accounts to pay all contractors, suppliers and other third parties authorized by the Owner for amounts set out in the Draw Requests approved by the Owner by way of checks, wire transfers or other banking instruments, all of which shall be required to be signed by two (2) authorized signatories of the Development Manager, except if such checks, wire transfers or other banking instruments are for amounts less than $10,000, then such checks, wire transfers or other banking instruments shall be required to be signed by at least one (1) authorized signatory of the Development Manager together with the authorization of the controller or CFO of the Development Manager to release any such funds;
(I)    if Development Manager does not have sufficient funds to pay a Draw Request, to notify Owner of such non‑payment of a Draw Request and to not release payment of such Draw Request until otherwise directed by the Owner;
(iii)    manage the audit of annual financial statements for the Project, including but not limited to the coordination of auditors and the compilation of all bank statements and supporting documentation and materials required for such audit so as to commence and complete the audited financial statements;

(iv)    assemble and distribute a monthly reporting binder (“Reporting Binder”) with the material related to or arising from the Project for the Owner’s review prior to the monthly Owner meetings;
(v)    by no later than the fifteenth (15th) day following the end of each month, assemble and distribute to the Owner, financial documents (“Financial Documents”) for the month immediately preceding the month that the Financial Documents are distributed that shall include:
(A)    bank reconciliations listing all checks and disbursements and a list of all outstanding checks and disbursements;
(B)    copies of bank statements;
(C)    monthly financial statements (including a trial balance) and accounts receivable aging report (if applicable);
(D)    any other statements, reports or documents as reasonably required by the Owner from time to time; and
(vi)    manage property tax assessments including but not limited to reviewing and paying all property taxes, levies and local improvement charges (collectively the “Property Taxes”) assessed by the City, County, or State for the Project Site and, where appropriate and with authorization from the Owner, take steps to contest or appeal the Property Taxes; and
(i)    coordinate the preparation and execution of all the Owner’s resolutions as directed by the Owner.
3.8    Directions of the Owner. In performing its duties hereunder, the Development Manager shall act upon specific reasonable and lawful directions from time to time received from and with the approval of the Owner as to particular matters and policies adopted by the Owner provided such direction is lawful and consistent with normal project industry standards and procedures.
3.9    Development Budget. Subject to the provisions of Section 3.7, the Development Manager shall only authorize expenditures or incur liabilities to the extent that they have been provided for within the Development Budget or as may be approved by the Owner.
3.10    Power in Emergencies. Notwithstanding provisions of this Agreement which require the consent of the Owner, the Development Manager may take such action and incur such expenses and liabilities, without the need of first obtaining the consent of the Owner, as may be necessary and appropriate in the reasonable opinion of the Development Manager to deal with Emergencies arising from time to time. The Development Manager shall immediately inform the Owner’s Representatives of any such Emergency and the action taken.

3.11    Ownership of Plans. The Development Manager shall endeavor to cause all plans and specifications and all copies thereof and all models with respect to the Project to be the property of the Owner or be licensed to the Owner. The Development Manager shall have no proprietary interest in such plans, specifications or models. Neither the Development Manager nor any Affiliate of the Development Manager shall deliver to any party the Development Plan or any other drawings produced as part of the Project for other work or another project. Copies of the drawings and specifications shall be delivered to the Owner upon termination of this Agreement.
3.12    Inspection. Subject to the right of the Contractor to control the Project Site, the Development Manager shall assist the Owner in having access, at their own risk, to the Project Site during the construction of the Project and the Development Manager shall coordinate and arrange facilities for such access with the Contractor. During any such access periods, the Owner shall comply with the reasonable safety rules and regulations imposed by the Contractor with respect to the Project and shall minimize disruption of the Contractor’s on‑site personnel.
3.13    Safety Measures. The Development Manager shall confirm that the Contractor has a safety program for all workmen and equipment on the Project in accordance with all applicable legislation governing construction safety and any other agreement that are binding on the Project Site of the Owner. Development Manager shall cause the Contractor to notify all parties from time to time of the “prime contractor” for the Project.
3.14    Discharge Liens. The Development Manager, throughout the Term hereof, shall assist and coordinate with Contractor for the removal of any MM Liens recorded against title to the Project Site including, subject to receipt of monies from the Owner or setoff against monies payable to the Contractor, establishing appropriate escrows or obtaining bonds or making such other payments as may be necessary to discharge such MM Lien; provided, that in the event of a bona fide dispute with respect to the validity or correctness of any claim for any such lien, the Development Manager shall, during the Term, defend the same on behalf of, and at the expense of, the Owner in any proceedings brought in respect thereof.
3.15    Amount and Payment of Basic Fee.
(a)    Owner shall pay to the Development Manager a project administration fee (the “Basic Fee”) equal to 2.5% of the Qualified Costs, as set forth in the Development Budget for the Project as of the Commencement of Construction of the Project. The Basic Fee shall be paid in monthly installments over the number of months set forth in the Project Schedule from the Commencement of Construction through Substantial Completion Date, commencing on the first (1st) day of the first month following the Commencement of Construction in an amount equal to 2.5% of the Qualified Costs incurred and paid during the prior month (but excluding any amounts retained from any payments to contractors or suppliers).

3.16    Reimbursable Expenses.
(a)    During the Term, the Development Manager shall be reimbursed monthly in accordance with Section 3.17 for the reasonable out‑of‑pocket expenses and disbursements of the Development Manager, including Direct Personnel Expenses (but only to the extent set forth in the Development Budget approved by Owner), costs associated with the reproductions of plans, specifications, surveys and site plans, fees for the time spent by members of the Development Manager’s Conceptual Construction Group based upon their hourly rates and reimbursement (at cost without mark‑up) for the documented travel and sustenance expenses incurred by the Conceptual Construction Group in connection with the Project, charges for computer services for preparation of schedules and other work, and travel and related out‑of‑pocket business expenses incurred by the Development Manager personnel in connection with Project, including the reasonable out of pocket expenses and disbursements incurred by the Development Manager for bank service charges or third party service provider charges in connection with the Development Manager providing the Financial Services (“Reimbursable Expenses”). As used herein, “Direct Personnel Expenses” shall mean all salaries and compensation paid to personnel engaged by Development Manager who are members of the Project Team (prorated appropriately if they are not employed full time on the Project), including all base salaries, year-end and performance bonuses, burdens, benefits and annual administrative costs. The Direct Personnel Expenses included within Reimbursable Expenses are set forth in the Development Budget approved by Owner. All requests for payment of Reimbursable Expenses shall be accompanied by invoices or other reasonable documentation satisfactory to the Owner. In order to be reimbursed for travel expenses, Development Manager must comply with guidelines attached hereto as Schedule “G”.
(b)    The following expenses or costs incurred by or on behalf of Development Manager in connection with the performance of its obligations under this Agreement shall be at the sole cost and expense of Development Manager, and shall not be paid or reimbursed by Owner:
(i)    Costs of insurance purchased by Development Manager pursuant to Section 7.4(b) hereof;
(ii)    Costs associated with the procurement and maintenance of all licenses required to be obtained by Development Manager in order to perform its services under this Agreement;
(iii)    Except as otherwise provided in Section 3.16(a) above or to the extent the costs incurred are directly related to the Project, costs for meals, travel and hotel accommodations for Development Manager’s principal office or regional office personnel who travel to and from the Project; and
(iv)    Costs incurred in connection with Development Manager or its employees, officers or directors, acting outside the scope of authority granted in this

Agreement, including, without limitation, costs incurred in connection with prosecuting or defending litigation without Owner’s prior written approval.
3.17    Payment of Reimbursable Expenses. Commencing on the Effective Date, and continuing each calendar month thereafter during the Term, the Development Manager shall deliver an invoice to the Owner, which shall include the amount of Reimbursable Expenses payable by the Owner. The Owner shall pay to the Development Manager the Reimbursable Expenses reflected in the invoice within thirty (30) days of receipt of each such invoice as part of the general monthly draw for the Project.
3.18    Interest on Past Due Sums. Any sums owed by the Owner to the Development Manager which are not paid when due shall bear interest at a per annum rate equal to the “prime rate” announced by JP Morgan Chase (or its successor), from time to time, plus 2%, compounded monthly (the “Default Rate”).
3.19    Draw Requests. The Development Manager shall be entitled to apply to the Owner monthly for payment of Project Costs by delivering to the Owner a written order (herein referred to as a “Draw Request” or “Draw Requests”) for payment thereof. In addition, Development Manager shall also prepare and submit Draw Requests to the Lender, if any, in the form required by the Loan Documents. Each Draw Request shall, among other things:
(a)    state the aggregate amount of Project Costs previously paid to or as directed by the Development Manager under this Section;
(b)    state the amount of the Project Costs paid or payable by the Owner at the date of the Draw Request in addition to the Project Costs stated pursuant to Subsection (a) hereof (being the amount requested for payment in the Draw Request), indicating which amounts have been paid and those which are immediately payable but not yet paid;
(c)    state that all amounts included in such Draw Request are Project Costs and describing the items constituting such Project Costs in reasonable detail;
(d)    be accompanied by all material supporting documentation including lien waivers, contractors and subcontractors sworn statements, and invoices for all amounts requested in such Draw Request, and to the extent the Draw Request includes a claim for construction costs, applications for payment in the form of AIA Form G‑702 or G‑703 signed by the Architect and/or Contractor (as applicable); and
(e)    comply with the terms and provisions of any Loan Documents.
Each Draw Request shall be delivered to the Owner as aforesaid and shall be signed by an officer or project manager of the Development Manager (which Draw Request shall exclude the personal liability of such officer or project manager for the statements set forth therein) and shall state that all Project Costs set forth in such Draw Request, payment or reimbursement of which is requested in such Draw Request, are Project Costs incurred in connection with the Project and construction of the Project in accordance with this Agreement. Within ten (10) days of the receipt of such Draw Request together with such supporting documentation (or within such other timeframe as may be required or set forth in the Loan Documents to the extent that such Draw Request will be paid from proceeds of any Construction Financing, if any), the Owner shall pay to or as directed by the Development Manager, the amount of the Project Costs set forth in such Draw Request and in respect of which payment is requested by the Development Manager. The Development Manager shall forthwith apply such moneys to the payment of any amounts specified pursuant to Subsection (b) hereof as being payable but which are not yet paid.
3.20    Rights of Examination by the Owner. The Development Manager, at any and all times during normal business hours and upon reasonable notice, upon a written request of the Owner, will permit the requester or its agents and legal counsel to examine all books of account, records, reports and other papers of the Development Manager relating to the services performed for the Owner by the Development Manager under this Agreement, to make copies thereof or to have the same audited by an auditor appointed by the Owner for the Project, all at the expense of the requester; provided Owner shall not engage an auditor that is paid on a contingency fee basis for such purposes.
3.21    Concessions. The Development Manager hereby undertakes not to accept for its own account in the execution of its duties under this Article 3 any commissions, reductions, finder’s fees or other concessions from tradesmen, suppliers, contractors, insurers or tenants. If such concessions are received by the Development Manager, they shall be remitted to or credited to the Owner forthwith after receipt. The foregoing shall not apply to leasing commissions earned by Development Manager or its Affiliates under the property management agreement for the Property.
ARTICLE 4

OWNER’S CONTROL
4.1    Specific Approvals by the Owner as to the Project. The Development Manager shall submit to the Owner for approval by the Owner the following:
(a)    any matter requiring approval by the Owner pursuant to the terms of this Agreement;
(b)    any Contracts which impose obligations on the Owner;
(c)    any action to institute, prosecute or defend legal actions affecting the Project (including any settlement, or compromise of any such action or claim relating thereto) including taking appropriate action to deal with builders’ liens encumbering the Project and making payments into court on behalf of the Owner;
(d)    any change to the Development Plan for the Project;
(e)    any and all proposals respecting the placing of casualty, liability and other insurance coverage for the Project, the Owner or the Development Manager or material amendments or material changes to that coverage;

(f)    any change request with respect to the construction or design of the Project where the anticipated cost or benefit of same exceeds Fifty Thousand Dollars ($50,000.00), it being understood that multiple change requests will be compiled to create each change order;
(g)    replacement and appointment of the Project Architect, Contractor, engineers or consultants or changes to the terms of their engagement excepting the Development Manager may approve new consultants necessary or appropriate to be retained for the Project without the Owner’s approval, subject to the dollar limitation set out in paragraph (f);
(h)    the Development Budget and the schedules to be prepared by the Development Manager for the Project and all amendments thereto;
(i)    the Project Construction Contracts and Contract Documents;
(j)    any change in the name of the Project;
(k)    the entry into any non‑arm’s length contract relating to the Project including without limitation, entry into any contract or transaction with any person that is related to or does not deal at arm’s length with the Development Manager, any Affiliate of the Development Manager, or any director, officer, employee or shareholder of the Development Manager or the Owner or making any payments or transferring any assets of the Project to any person, entity or shareholder of any entity described in this Subsection;
(l)    the form and substance of all Contracts to be entered into by the Development Manager in connection with the Project and its performance of its services hereunder;
(m)    the Commencement of Construction of the Project; and
(n)    any other decision or action which, in the Owner’s opinion, acting reasonably, materially affects the Owner or the Project;
provided that in the event that any work or action is urgently required at a time when the Owner cannot be reasonably located for the purpose of giving approval, the Development Manager is hereby authorized and instructed to proceed with such steps as in its discretion are deemed urgently necessary for the protection and preservation of the Project or to protect the Owner or the Development Manager from exposure to a penalty or other liability and upon the happening of such event, the Development Manager will promptly give written notice thereof to the Owner, provided however, the Owner shall provide such approval as soon as is commercially reasonable and shall act reasonably in deciding on any particular matter, and any disapproval shall be provided to the Development Manager in writing together with reasons for such disapproval.

4.2    Owner Obligations.
(a)    Project Information. The Owner shall promptly review all material submitted to it and make decisions in a timely manner to the end of satisfying the Owner’s budget, scheduling and other objectives.
(b)    Certain Tests and Services. The Owner, based on the advice and recommendation of the Development Manager and/or the Project Architect, shall engage consultants to perform all structural, mechanical, chemical, site, traffic, engineering, environmental and other tests, inspections, studies and reports necessary or advisable in connection with the development of and testing for the Project. The Owner shall also provide legal, insurance and other professional or technical services required in connection with the Project except as otherwise specifically provided in this Agreement.
(c)    Coordination through the Development Manager. The Owner shall cause all instructions, including but not limited to any Owner Changes, from the Owner to the Project Architect, the Contractor or other Project consultants or parties providing labor, equipment, materials or services in connection with the Project to be coordinated through the Development Manager for the purpose of providing consistent instructions and communications. It is essential to the construction process that the Development Manager be the principal point of contact and conduit of all information and instructions amongst the Owner and such contractors and consultants. Accordingly, the Owner agrees that the Development Manager shall be the Owner’s representative for such purpose and shall be so designated in the contracts with contractors, the Project Architect and any other consultants. The Owner shall designate the Development Manager as the party to receive communications and documents from other parties involved in the Project.
4.3    Project Obligations. The Owner shall not fail or refuse to pay when due any money obligation it is obligated to pay in connection with the Project and shall timely fulfill the Owner’s non-monetary obligations to third parties in connection with the Project.
ARTICLE 5

COVENANTS, REPRESENTATIONS AND WARRANTIES
5.1    Covenants. The Development Manager covenants and agrees to and in favor of the Owner and acknowledges that the Owner is relying upon such covenants and agreements for the purposes of its entering into this Agreement:
(a)    No Joint Venture. The Development Manager shall not directly or indirectly, commence or cause the commencement of an action or proceeding against the Owner before any court or regulatory authority alleging that any or all of the arrangements under this Agreement constitute a “joint venture”.

(b)    The Development Manager’s General Obligations. The Development Manager shall, subject to the occurrence of a Force Majeure event:
(i)    maintain its corporate authority and qualification in all jurisdictions where the Development Manager carries on business and has the capacity and approvals to enter into this Agreement;
(ii)    exercise the degree of care, skill and diligence normally used in performing services of a similar nature to the Project services;
(iii)    at all times, regarding any portion of the Project services provided by it, comply in all material respects with, and use commercially reasonable efforts to require any persons providing services and/or materials for all or any part of the Project relating to such Project services to comply with, as the case may be, in all material respects, all provisions and requirements of all applicable laws and the requirements of fire insurance underwriters; and
(iv)    obtain, pay for and maintain in good standing while it provides services and/or materials to the Project, all at its own expense (except to the extent otherwise payable by the Owner under this Agreement), all necessary licenses required in connection with, providing or performing all or any of the respective services to be provided by it under this Agreement.
(c)    Organization of Communication. Unless otherwise advised by the Owner in writing, all communications with outside sources or parties regarding all or any of the project services provided by the Development Manager or its subcontractors (where permitted hereunder) in the performance of the Development Manager’s obligations hereunder shall be made by the Development Manager in the name of and on behalf of the Owner not by the Development Manager (in its own capacity) or any of its subcontractors, agents or employees.
5.2    Representations and Warranties of Development Manager. The Development Manager represents and warrants to the Owner as follows and acknowledges that the Owner is relying upon such warranties and representations in entering into this Agreement:
(a)    Development Manager is a limited partnership duly organized and validly existing under the laws of the State of Delaware and is qualified to transact business in the State of Washington. Development Manager has the required partnership power and authority to perform its obligations hereunder;
(b)    except as disclosed to Owner, that there are no actions, suits, proceedings or investigations pending or, to the best of the Development Manager’s knowledge, threatened against the Development Manager, at law or in equity, before any court or before any other judicial, quasi‑judicial or other authority, the outcome of which may result in the breach of or constitute a default of the Development Manager under this Agreement or which individually or in the aggregate are reasonably likely to have a material adverse effect on the Project;
(c)    that the Development Manager is not subject to any writ, injunction or any decree of any court or any legally binding order of any governmental agency which have or are reasonably likely to have a material adverse effect on the Project;
(d)    that the Development Manager has complied in all material respects, with all applicable laws and has not been and is not now subject to any fines, penalties, injunctive relief or any other civil or criminal liabilities which, in the aggregate, have or are reasonably likely to have a material adverse effect on the Project;
(e)    that the Development Manager has all requisite skill, knowledge, expertise and resources, including qualified and competent personnel and subcontractors, and all necessary agreements and other arrangements are in place to enable the Development Manager to perform and provide all of its obligations under this Agreement including, without limitation, to perform all of the project services to be performed by it in the conduct of its obligations hereunder;
(f)    that the Development Manager is in good standing under any and all contracts, licenses and undertakings to which it is a party or subject to, as the case may be, where failure to be in good standing is reasonably likely to have a material adverse effect on the Project or the ability of the Development Manager to carry out its covenants and obligations contained in this Agreement;
(g)    whenever the Development Manager delivers any documents, agreements or other documents to the Owner for its approval, it shall be deemed to represent and warrant to the Owner that the Development Manager has reviewed and approved such documents; and
(h)    this Agreement constitutes the legal, valid and binding obligations of Development Manager, enforceable against the Development Manager in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
5.3    Representations and Warranties of Owner. The Owner represents and warrants to the Development Manager as follows and acknowledges that the Development Manager is relying upon such warranties and representations in entering into this Agreement:
(a)    Owner is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is qualified to transact business in the State of Washington. Owner has the required limited liability company power and authority to perform its obligations hereunder;
(b)    except as disclosed to Development Manager, that there are no actions, suits, proceedings or investigations pending or, to the best of the Owner’s knowledge, threatened against the Owner, at law or in equity, before any court or before any other judicial, quasi‑judicial or other authority, the outcome of which may result in the breach of or constitute a default of the Owner under this Agreement or which individually or in the aggregate are reasonably likely to have a material adverse effect on the Project;
(c)    that the Owner is not subject to any writ, injunction or any decree of any court or any legally binding order of any governmental agency which have or are reasonably likely to have a material adverse effect on the Project;
(d)    that the Owner has complied in all material respects, with all applicable laws and has not been and is not now subject to any fines, penalties, injunctive relief or any other civil or criminal liabilities which, in the aggregate, have or are reasonably likely to have a material adverse effect on the Project;
(e)    that the Owner is in good standing under any and all contracts, licenses and undertakings to which it is a party or subject to, as the case may be, where failure to be in good standing is reasonably likely to have a material adverse effect on the Project or the ability of the Owner to carry out its covenants and obligations contained in this Agreement; and
(f)    this Agreement constitutes the legal, valid and binding obligations of Owner, enforceable against the Owner in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
5.4    Survival. The representations and warranties contained in Section 5.2 shall survive the execution and delivery of this Agreement and shall continue in full force and effect during the Term for the benefit of the Owner and for a period of two (2) years after the end of the Term.
ARTICLE 6

TERMINATION
6.1    Termination by the Owner.
(a)    If, in the case of the Development Manager, an Event of Default occurs, the Owner may provide a notice (herein referred to as a “Notice of Complaint”) to the Development Manager specifying in reasonable detail the Event of Default. If within thirty (30) days of receipt of any Notice of Complaint, the Development Manager fails to cure or remedy the Event of Default, or if more than thirty (30) days are required to cure or remedy the Event of Default, the Development Manager fails to proceed and continue diligently to cure or remedy or give reasonable assurances to the Owner that such Event of Default will be cured or remedied within a reasonable period of time, the Owner may, at any time thereafter that such Event of Default remains uncured, terminate this Agreement by notice (herein referred to as a “Notice of Termination”) to the Development Manager stating that this Agreement is terminated and the reason for termination. Such termination shall be effective as and from the date on which the Notice of Termination is received by the Development Manager.
(b)    If an Event of Insolvency occurs, the Owner may terminate this Agreement by a Notice of Termination to the Development Manager stating that this Agreement is terminated and the reason for termination. Such termination shall be effective immediately.
(c)    If any fraud by Development Manager in the conduct of its duties under this Agreement occurs, Owner may terminate this Agreement by a Notice of Termination to the Development Manager stating that this Agreement is terminated and the reason for termination; provided that the same shall not constitute grounds for termination by Owner if the applicable act or event is (i) committed by an employee of Development Manager who is not a Senior Officer, and (ii) cured by Manager within thirty (30) days after written notice from Owner of such act or omission, or such longer period as may be reasonably necessary to complete such cure as long as the Development Manger commences with due diligence and dispatches the curing of such breach within such thirty (30) days and, having so commenced, thereafter prosecutes with diligence and completes the curing of such breach as soon as practicable.
6.2    Termination by the Development Manager. If in the case of the Owner, an Event of Default occurs, except as a result of any acts or omissions of the Development Manager, the Development Manager may provide a written notice (herein referred to as a “Notice of Complaint”) to the Owner specifying in reasonable detail the Event of Default. If within thirty (30) days of receipt of any Notice of Complaint, the Owner fails to cure or remedy the Event of Default, or if more than thirty (30) days are required to cure or remedy the Event of Default, the Owner fails to proceed and continue diligently to cure or remedy or give reasonable assurances to the Development Manager that such Event of Default will be cured or remedied within a reasonable period of time, the Development Manager may, at any time thereafter that such Event of Default remains uncured, terminate this Agreement by notice (herein referred to as a “Notice of Termination”) to the Owner stating that this Agreement is terminated and the reason for termination. Such termination shall be effective as and from the last day of the month in which the Notice of Termination is received by the Owner.
6.3    Delivery of Records. If this Agreement is terminated or expires, notwithstanding such termination or expiry, the Development Manager shall forthwith upon termination or expiry and from time to time thereafter deliver to the Owner all books, accounts, records, invoices and documents, including without limitation, Contracts and all other operating records, books of account and ancillary documents maintained with respect to the Project which are then in the possession or control of the Development Manager which the Owner reasonably requires and which relate directly or indirectly to the Project Site. Notwithstanding the foregoing, the Development Manager shall retain copies of such records, invoices, books of account and documents for a period of at least two (2) years after such termination or expiry and the Owner shall thereafter and from time to time for a reasonable period of time produce at their offices the originals of such records, invoices, books of account and documents whenever the Development Manager reasonably requires them for its purposes in connection with its prior management of the Project Site. The Development Manager shall keep all such information confidential as required by Section 9.15 of this Agreement.
6.4    Effect of Continued Performance. If this Agreement is terminated pursuant to Section 6.2, the Owner shall be under no obligation to pay to the Development Manager any amount whatsoever for services performed by the Development Manager after the date of termination of this Agreement unless such performance has been expressly approved by the Owner (provided that, if the Owner is no longer a Hines Global REIT Affiliate, Owner shall pay to Development Manager within fifteen (15) days of such termination the unpaid portion of the Basic Fee that would have been earned if this Agreement had not been terminated by Development Manager pursuant to Section 6.2). In such event (and so long as the Owner is a Hines Global REIT Affiliate), the Development Manager shall be entitled to be paid on a fair and reasonable basis in accordance with the fees set out herein.
6.5    Duties Flowing from Termination. Upon termination of this Agreement, the Owner shall pay for and indemnify and hold the Development Manager harmless against the cost of all services, materials and supplies ordered by the Development Manager from third parties in accordance with the terms and provisions of this Agreement but which may not have been charged to the Development Manager at the time of termination.
ARTICLE 7

DUTY OF CARE AND INDEMNITY
7.1    Duty of Care. The Development Manager covenants and agrees with the Owner that it shall carry out its duties under this Agreement diligently and expeditiously and with due care, and time shall in all respects hereof be of the essence. In so carrying out its duties the Development Manager agrees to perform in an efficient manner in keeping with the highest standards of project managers of first‑class projects in the City. The Development Manager represents and warrants to the Owner that its personnel are qualified and that it possesses the necessary experience and expertise to enable it to perform the services and duties hereunder.
7.2    Indemnity by the Owner. Notwithstanding the termination of this Agreement, the Owner agrees to indemnify and save the Development Manager harmless from any action, cause of action, suit, debt, cost, expense, claim or demand whatsoever at law or in equity, in connection with the performance by the Development Manager of any and all of its obligations under this Agreement or pursuant to the policies, limitations, instructions and procedures of the Owner established pursuant to this Agreement, including without limitation, any damage or injury whatsoever to any employee or other person or property arising out of the foregoing during the Term of this Agreement, but the indemnity provided under this Section 7.2 shall not extend to any Gross Negligence, willful misconduct, and, for as long as Owner is a Hines Global REIT Affiliate, the negligence of the Development Manager or of its employees, servants, agents, subcontractors or other persons for whom it is responsible at law and shall not extend to any action taken by the Development Manager outside the terms and provisions of this Agreement or to any act, misconduct or omission which is an Event of Default by the Development Manager.

7.3    Indemnity by the Development Manager. Notwithstanding the termination of this Agreement, the Development Manager shall, indemnify and save the Owner harmless in respect of any action, cause of action, suit, debt, cost, expense, claim or demand whatsoever, at law or in equity, arising by way of any Gross Negligence, willful misconduct, and, for as long as Owner is a Hines Global REIT Affiliate, the negligence of the Development Manager or of its employees, servants, agents, subcontractors or other persons for whom it is responsible at law during the Term of this Agreement or any renewal thereof or by reason of any action taken by the Development Manager outside the terms and provisions of this Agreement or any act, misconduct or omission which is an Event of Default, but the indemnity provided under this Section 7.3 shall not extend to any negligence or willful misconduct or omission of the Owner or of its employees, servants, agents, subcontractors or other persons for whom it is responsible at law and shall not extend to any action taken by the Owner outside the terms and provisions of this Agreement or to any act, misconduct or omission which is an Event of Default by the Owner.
7.4    Insurance.
(a)    Owner’s Insurance. The Owner shall maintain or cause to be maintained the minimum insurance requirements in accordance with Schedule “D” attached hereto and such other insurance as the Owner may require from time to time. The Development Manager and any other persons designated by the Owner shall be named as an additional insured on all of the Owner’s liability insurance policies maintained with respect to the Project and each policy shall, to the extent available, be endorsed to provide the Development Manager with at least thirty (30) days advance written notice of non‑renewal, reduction in coverage or cancellation except such notice shall be ten (10) days advance written notice of cancellation due to non‑payment of premium. Upon request, the Owner shall provide the Development Manager certificates of insurance outlining evidence of the Owner’s insurance and the terms thereof. The Owner’s liability policies shall be primary (vis‑à‑vis any insurance carried by the Development Manager) as to claims arising out of activities of the Development Manager with respect to the Project.
The insurance required to be maintained by the Owner or caused to be maintained by the Owner shall be with insurance brokers and insurance companies as approved by the Owner and in such form and with such deductibles as are customary in the case of a project similar to the Project and in any event as are acceptable to the Owner and shall be maintained with financially responsible insurance carriers licensed to do business in the State. The Owner may carry its insurance as part of a blanket insurance policy and in a combination of primary and umbrella coverage.
(b)    Development Manager’s Insurance. The Development Manager shall maintain insurance in accordance with Schedule “D‑1” attached hereto. The Owner shall be named as an additional insured on all of the Development Manager’s liability insurance policies, with the exception of Professional Liability, maintained with respect to the Project and each policy shall be endorsed to provide the Owner with at least thirty (30) days advance written notice of non‑renewal, reduction in coverage or cancellation except such notice shall be ten (10) days advance written notice of cancellation due to non‑payment of premium.

Upon request, the Development Manager shall provide the Owner certificates of insurance outlining evidence of the Development Manager’s insurance and the terms thereof.
The insurance required to be maintained by the Development Manager shall be maintained with financially responsible insurance carriers licensed to do business in the State. The Development Manager may carry its insurance as part of a blanket insurance policy and in a combination of primary and umbrella coverage.
(c)    Waiver of Claims. Notwithstanding anything to the contrary contained in this Agreement, each party waives all claims against the other party, and the Affiliates, partners, members, officers, employees, shareholders and agents of such other party, for all losses, damages, liabilities, costs and expenses on account of fire, accident or other casualty, the cause of which is insured against or which is insurable under the Builder’s Risk insurance policy regardless of cause or origin, including the negligence of any other party hereto, its Affiliates, partners, members, officers, employees, shareholders and agents (except however for the amount payable as insurance deductible, which shall be paid by the party responsible for the fire, accident, or other casualty, as the case may be).
7.5    Limitation of Liability. Notwithstanding anything to the contrary contained in this Agreement, the liability of the Development Manager to the Owner for any liabilities, obligations, losses, damages, claims, actions, suits, judgments, costs, expenses and disbursements (including reasonable legal fees and expenses) incurred by the Owner as a result of or arising out of or relating to this Agreement and/or the Project shall, subject to Section 7.6, be limited, in the aggregate, to a sum equal to Five Million and No/100 ($5,000,000) which has heretofore been paid to the Development Manager, except in the case of fraud, where there shall be no such limit. In no event shall the Owner make any claim against the Development Manager or its partners or Affiliates, or their shareholders, officers, directors or employees, on account of any act or omission of the Development Manager or any of the foregoing if the same is done in good faith utilizing the standard of care of an experienced developer of large commercial real estate projects and in accordance with a good faith interpretation of this Agreement. The Owner may assert claims only against the Development Manager (or its assignees) and under no circumstances shall any partner or Affiliate of the Development Manager or any shareholder, officer, director, employee or agent of the Development Manager or any partner or Affiliate of the Development Manager, be personally liable for any of the obligations of the Development Manager under this Agreement. All permitted assignees of the Development Manager’s rights under this Agreement shall have the benefit of this Section 7.5, and this Section 7.5 shall survive the expiration or termination of this Agreement.
7.6    Qualifications to Limitations. Notwithstanding any provision of this Agreement to the contrary, for as long as Owner is a Hines Global REIT Affiliate, nothing in this Article 7 shall be deemed to release Manager from liability for negligence and the limitations on liability set forth in Section 7.5 shall not apply.
ARTICLE 8

NOTICES

8.1    Notices. Any notice, approval, consent, document, proforma, information, instruction, direction or other communication (hereinafter referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery or by facsimile or other electronic communication which results in a written or printed notice being given, addressed or sent as set out below or to such other address or electronic communication number as may from time to time be the subject of a Notice:

The Owner:	Hines Global REIT 320 108th AVE LLC 2800 Post Oak Boulevard, Suite 4800 Houston, Texas 77056 Attention: Kevin McMeans Email: kevin.mcmeans@hines.com
With a copy to:	Hines Global REIT 320 108th AVE LLC 2800 Post Oak Boulevard, Suite 4800 Houston, Texas 77056 Attention: Jason Maxwell Email: jason.maxwell@hines.com
The Development Manager:	Hines Interests Limited Partnership 10885 NE 4th Street, Suite 320 Bellevue, Washington 98004 Attention: Ty Bennion Email: ty.bennion@hines.com
With a copy to:	Hines Interests Limited Partnership 2800 Post Oak Boulevard Houston, Texas 77056‑6118 Attention: Corporate Counsel Email: corporate.legal@hines.com

Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of delivery and if sent by telecopy or other electronic mail or communication, shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was received. Any Notice given by any party under or in connection with this Agreement, if addressed to less than all of the parties to this Agreement, shall also be concurrently copied and given to the parties to this Agreement to whom the Notice is not addressed.
ARTICLE 9

GENERAL
9.1    Gender and Number. Words importing the singular include the plural and vice versa. Words importing gender include all genders.

9.2    Captions, Table of Contents and Legislation. The captions and table of contents contained herein are for reference only and in no way affect this Agreement or its interpretation. Any reference in this Agreement to any act or statute or any section thereof shall be deemed to be a reference to such act or statute or section thereof as amended or re‑enacted from time to time.
9.3    Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington applicable therein and shall be treated in all respects as a Washington contract.
9.4    Invalidity. If any immaterial covenant, obligation or agreement or part thereof or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any person or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.
9.5    Amendment of Agreement. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.
9.6    Successors and Assigns. All of the provisions of this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by the parties hereto and the successors and assigns of any party hereto only to the extent that they are permitted successors and assigns pursuant to this Agreement.
9.7    Accounting Principles. Except as specifically provided otherwise in this Agreement, all calculations referred to in this Agreement shall be made in accordance with United States generally accepted accounting principles as applied on a consistent basis.
9.8    Schedules. The attached schedules from a part of this Agreement:
Schedule ”A” – Definitions
Schedule ”B” – Project Team Organizational Chart
Schedule ”C” – Legal Description of Project Site
Schedule “C-1” – Graphic Depiction of Project Site
Schedule ”D” – Owner Insurance Requirements
Schedule ”D‑1” – Development Manager Insurance Requirements
Schedule ”E” – Development Plan (Development Budget)
Schedule ”F” – Existing Consultants
Schedule ”G” – Travel Guidelines
Schedule “H” – Environmental Reports

9.9    Time. Except as specifically provided otherwise in this Agreement, time shall be of the essence of this Agreement.

9.10    Non‑Waiver. No consent to or waiver of any breach or Event of Default by any party hereto in the performance of its obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance by such party hereto of the same or any other obligations of such party hereto hereunder. Failure on the part of any party hereto to complain of any act or failure to act of any other party hereto or to declare any other party hereto in breach or default, irrespective of how long such failure continues, shall not constitute a waiver by such party hereto of its rights hereunder.
9.11    Rights Of Parties Independent. The rights available to each party hereto under this Agreement and at law shall be deemed to be several and not dependent on each other and each such right shall be accordingly construed as complete in itself and not by reference to any other such right. Any one or more and any combination of such rights may be exercised by a party hereto from time to time and no such exercise shall exhaust the rights or preclude such party hereto from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
9.12    Status Reports. Each party hereto agrees, upon the reasonable request of any other party hereto, made from time to time, to furnish promptly a written statement on the status of any matter pertaining to the requesting party hereto to the best of the knowledge and belief of such other party hereto at the cost of the requesting party hereto.
9.13    Further Assurances. The Owner and the Development Manager, from time to time and upon every reasonable written request so to do, shall give, execute and deliver all such further assurances as may be required for more effectually implementing and carrying out the true intent and meaning of this Agreement.
9.14    Entire Agreement. The parties hereto acknowledge that this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, of the parties hereto with respect thereto.
9.15    Confidentiality. The Owner and the Development Manager shall keep in strict confidence the terms and conditions of this Agreement and all information, documentation and records obtained from or through the Owner and the Development Manager or with respect to the transaction contemplated by this Agreement. The Owner and Development Manager shall each instruct their representatives to comply with the provisions of this Section 9.15. The Owner and the Development Manager may disclose any such information to its agents, directors, officers, employees advisors, legal counsel, representatives, consultants, contractors and lenders who require such information for purposes of performing or assisting in the performance of the Development Manager’s services hereunder. The Owner and the Development Manager may also disclose such information to the extent required by law or court order. Notwithstanding the foregoing to the contrary, Development Manager acknowledges and agrees that Owner, and entities which directly or indirectly own the equity interests in Owner, may disclose in press releases, SEC and other filings and governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the Project may be necessary or advisable under federal or state securities law, rules or regulations (including

U.S. Securities and Exchange Commission (“SEC”) rules and regulations), “generally accepted accounting principles” or other accounting rules or procedures or in accordance with Owner’s and such direct or indirect owners’ prior custom, practice or procedure. One or more of such owners will be required to publicly disclose the possible transactions contemplated hereby and file this Agreement with the SEC promptly after the execution of the same by both parties or as sooner required by law. The provisions of this Section 9.15 will survive any termination of this Agreement.
9.16    Assignment by the Development Manager.
(a)    The Development Manager may not transfer or assign this Agreement without the consent of the Owner, provided that the Development Manager may, without Owner’s consent, assign this Agreement to a Hines Affiliate at any time without the consent of the Owner provided that Development Manager, such Hines Affiliate and the Owner have first entered into an agreement in writing that:
(i)    the Development Manager remains responsible for the obligations of such Hines Affiliate hereunder;
(ii)    such Hines Affiliate shall remain a Hines Affiliate so long as such Hines Affiliate acts as the Development Manager hereunder (a breach of which shall entitle the Owner to terminate this Agreement pursuant to Section 6.1);
(iii)    no Event of Default by the Development Manager is then in existence; and
(iv)    the Hines Affiliate will assume all of the obligations, responsibilities and duties of the Development Manager hereunder.
Any such Hines Affiliate may likewise assign its rights and obligations hereunder to the Development Manager, which may reassign to another Hines Affiliate from time to time in accordance with this subparagraph (a).
(b)    Save as set forth in subparagraph (a) above, the Development Manager shall not assign this Agreement without the prior consent of the Owner, which consent may be unreasonably and arbitrarily withheld. No assignment pursuant to this subparagraph (b) shall release the Development Manager of its responsibilities, duties and obligations under this Agreement, unless the assignee shall confirm by agreement with the Owner that it shall be bound by the terms and provisions of this Agreement.
9.17    Assignment by the Owner. The Owner shall have the right to assign its interest in this Agreement to any transferee of the Project, including any Affiliate of Owner, so long as, and only if, (i) the assignee is the owner of fee title to the Project, and (ii) the assignee enters into an agreement with the remaining parties hereto whereby the assignee shall be bound by and entitled to the benefit of this Agreement. Without limitation of the foregoing, Owner may assign this Agreement to a Lender, as additional security for any Construction Financing and, in such event,

Development Manager shall execute and deliver to such Lender, such agreements and documents as such Lender may reasonably require, including a subordination agreement reasonably satisfactory to Owner, Development Manager, and such lender.
9.18    Execution and Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed and delivered either in original, faxed or other form of electronic transmission and the parties hereby adopt any signatures received by a receiving fax machine or other electronic device as original signatures of the parties. The parties agree to promptly forward to the other party an original of the signed copy of this Agreement which was so faxed or otherwise electronically transmitted.
(Remainder of this Page Intentionally Left Blank; Signature Page to Follow)

The parties hereto have executed this Agreement on the day and year first above written.

OWNER: Hines Global REIT 320 108th AVE LLC, a Delaware limited liability company By: /s/ Kevin L. McMeans Name: _Kevin L. McMeans____ Title: __Manager________________

DEVELOPMENT MANAGER:

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

By: Hines Holdings, Inc.,
a Texas corporation, its general partner

By: /s/ Ty Bennion
Name: _Ty Bennion_______
Title: __Senior Managing Director______

SCHEDULE A

DEFINITIONS

(a)	“Act” means the applicable mechanics’ and materialmen’s lien acts of the State.

(b)
“Affiliate” means, when used in respect of any Person (in this definition, such Person being referred to as the “Subject Person”), any other Person, directly or indirectly, Controlling, Controlled by, or under direct or indirect common Control with the Subject Person.

(c)	“Agreement” means this agreement and every properly executed instrument, which by its terms amends, restates or supplements this Agreement.

(d)	“Bank Accounts” shall have the meaning ascribed thereto in Section 3.7(h)(i).

(e)	“Basic Fee” shall have the meaning ascribed thereto in Section 3.15(a).

(f)	“Bid Documents” shall have the meaning ascribed thereto in Section 3.6(a)(iii)(C)(1).

(g)	“Business Day” means a day which is not a Saturday or Sunday or a legally recognized public holiday in the United States or the State.

(h)	“Commencement of Construction” means the date that notice was given by the Owner to the General Contractor to commence construction of the Project.

(i)	“Conceptual Construction Group” means the employees of Development Manager identified as the Conceptual Construction Group, which employees are located in Houston,

Texas and coordinate with construction managers of projects being performed by Development Manager worldwide primarily during the predevelopment period to manage the predevelopment of projects.

(j)	“Construction Financing” means a loan obtained with respect to the construction of the Project.

(k)	“Contract Documents” shall have the meaning ascribed thereto in Section 3.6(a)(iii)(C)(8).

(l)	“Contractor” shall have the meaning ascribed thereto in Section 3.6(a)(iii)(C)(8).

(m)	“Contracts” means all contracts and agreements entered into with third parties which create any liability or obligation on the part of the Owner.

(n)
“Control” (including the terms “Controlling”, “Controlled by” and “under Control with”) means the possession by any Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, voting rights, by contract or otherwise.

(o)	“Default Rate” shall have the meaning ascribed thereto in Section 3.18.

(p)	“Development Budget” means the budget of Project Costs for the Project included in the Development Plan approved by the Owner.

(q)	“Development Manager” means Hines Interests Limited Partnership, a Delaware limited partnership, and its successors and permitted assigns.

(r)	“Development Phase” shall have the meaning ascribed thereto in Section 3.6(b)(i).

(s)	“Development Phase Services” shall have the meaning ascribed thereto in Section 3.6(b)(i).

(t)
“Development Plan” means the development plan for the Project approved by the Owner. The Development Plan approved by Owner is attached hereto as Exhibit E. The Development Plan includes (i) the Development Budget (including the proposed terms of any Construction Financing), (ii) plans and specifications, a breakdown as to itemized insurance coverage and carriers, copies of the proposed final Construction Contract, the contracts with the architect and other design professionals, a report with respect to pre‑leasing and any other material contracts relating to the Project which are available, and an estimated schedule for the commencement and completion of the Project and (iii) such other information that may reasonably be required by any Owner.

(u)	“Direct Personnel Expenses” shall have the meaning asserted thereto in Section 3.16.

(v)	“Draw Request” or “Draw Requests” shall have the meaning ascribed thereto in Section 3.19.

(w)	“Effective Date” means the date set forth in the introductory paragraph of this Agreement.

(x)
“Environmental Laws” means all principles of common law, and federal, state and local laws, rules, statutes, directives, ordinances, regulations and enforceable written interpretations and policies, issued any authorities that pertain to the protection or the environment, natural resources or human health and safety as affected by environmental conditions and that affect or otherwise pertain to (i) the Project Site (or any portion thereof), (ii) the use, ownership, occupancy or operation of the Project Site (or any portion thereof), or (iii) Development Manager, and as same have been or may be amended, modified or supplemented from time to time, including but not limited to CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right‑to‑Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), and state and local laws addressing like subjects.

(y)	“Environmental Reports” means, collectively, the environmental site assessment report or reports relating to the Property listed on Schedule “H” attached hereto.

(z)
“Emergency” or “Emergencies” means any matter which Owner or Development Manager reasonably believes at the time to be (i) a serious and immediate threat to the health, safety or life of any Person, (ii) a serious and immediate threat to property with material financial consequences, (iii) an occurrence or event which if not immediately cured which may cause the Owner or any Affiliate of the Owner to incur criminal liability or civil liability in each case with respect to the Project, (iv) a violation of applicable law which if not immediately cured would have a material adverse effect on the Project, or (v) a threat to the delivery of necessary utility or life safety system services to the Project which if not immediately cured would have a material adverse effect on the Project..

(aa)
“Event of Default” means, in the case of the Development Manager the failure of the Development Manager to perform its duties and discharge its obligations under this Agreement; and means, in the case of the Owner, the failure to perform its duties and discharge its obligations under this Agreement, subject in either case to the notice and cure rights set forth in Sections 6.1 and 6.2.

(bb)	“Event of Insolvency” means any one or more of the following events:

(i)
if a court enters a decree or order for relief in respect of Development Manager in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Development Manager or for any substantial part of Development Manager’s property, or for the winding‑up or liquidation of Development Manager’s affairs, and such decree or order continues unstayed and in effect for a period of 60 consecutive days.

(ii)
if Development Manager commences a voluntary case or action under the federal bankruptcy laws (or an involuntary case is instituted against Development Manager and such involuntary case is not dismissed within ninety (90) days), as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of Development Manager or for any substantial part of Development Manager’s property or Development Manager makes any assignment for the benefit of creditors.

(cc)	“Excluded Costs” shall mean the following costs:

(i)	the Basic Fee paid to Development Manager;

(ii)
any points, fees, charges or costs paid or incurred in connection with the Construction Financing or any other Loan, including without limitation, interest and other debt service payments payable under such Construction Financing or other Loans;

(iii)	the general administrative or overhead charges, which is included in the Development Budget;

(iv)	the Project Site acquisition costs; and

(v)	the Reimbursable Expenses paid by Owner.

(dd)	“Existing Plans” shall have the meaning ascribed thereto in the Recitals to this Agreement.

(ee)	“Financial Documents” shall have the meaning ascribed thereto in Section 3.7(h)(v).

(ff)	“Financial Services” shall have the meaning ascribed thereto in Section 3.7(h).

(gg)
“Force Majeure” shall mean any event beyond the Development Manager’s reasonable control, including without limitation, fire or other casualty, unusually inclement weather (having regard to general climatic conditions in City), acts of God, the acts or omissions of consultants and contractors (including without limitation, change orders implemented to address such acts or omissions), discovery of archeological artifacts, environmental or other subsurface conditions not known at Commencement of Construction, orders of court and governmental bodies, unforeseeable legal requirements and strikes and lockouts. Notwithstanding the foregoing provisions, Force Majeure shall not include: (a) the unavailability or insufficiency of funds except to the extent caused by the failure of Owner or the Lender to fund the Construction Financing; (b) the loss of any key personnel of

Development Manager or its Affiliates; or (c)  the occurrence of a breach by Development Manager of any of its obligations hereunder.

(hh)	“Governmental Approvals” shall have the meanings ascribed thereto in Section 3.6(a)(iii)(A)(2).

(ii)
“Hazardous Substances” means any substance, material or waste (regardless of physical form or concentration) that is (a) hazardous, toxic, infectious, explosive, radioactive, carcinogenic, ignitable, corrosive, reactive, or otherwise deleterious to living things or the environment, or (b) is or becomes identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws. The term “Hazardous Substances” shall include without limitation any “hazardous substances’’ as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, polychlorinated biphenyls (PCBs), toxic mold, methyl‑tertiary butyl ether (MTBE), lead‑based paints, urea‑formaldehyde foam insulation, asbestos or asbestos‑containing materials, and petroleum, petroleum products or by‑products (including crude oil or any fraction thereof).

(jj)	“HILP” means Hines Interests Limited Partnership, a Delaware limited partnership, or any successor to all or substantially all of the assets of such entity.

(kk)
“Hines Affiliate” mans any entity which (x) is any of (i) a general or limited partnership, in which the only managing general partners are Gerald D. Hines, Jeffrey C. Hines, HILP or another Hines Affiliate; (ii) a limited liability company in which the only managing members are one or more of Gerald D. Hines, Jeffrey C. Hines, HILP or another Hines Affiliate; (iii) a corporation a majority of the voting stock of which is owned, directly or indirectly, by members of the Hines Family, one or more Hines Family Trusts or another Hines Affiliate; (iv) HILP; or (v) any other entity other than the entities described in clauses (i) - (iv) of this definition that is Controlled by Gerald D. Hines, Jeffrey C. Hines, a Hines Family Trust, HILP or another Hines Affiliate, and (y) has non-exclusive rights to use the “Hines” name or brand and to access the “Hines” support network in discharging its obligations under this Agreement.

(ll)
“Hines Family” means any one or more of (i) Jeffrey C. Hines, his spouse and his children and grandchildren (including children and grandchildren by adoption); (ii) Gerald D. Hines, his spouse and his children and grandchildren (including children and grandchildren by adoption); or (iii) the estate of either of them or the issue (including children and grandchildren by adoption), brothers, sisters and spouses of issue of Gerald D. Hines or Jeffrey C. Hines.

(mm)
“Hines Family Trust” means a trust, the vested beneficiaries of which include members of the Hines Family and in which the only trustees are Gerald D. Hines, Jeffrey C. Hines, members of the Hines Family, HILP, another Hines Affiliate, or one or more current or former employees of a Hines Affiliate.

(nn)
“Hines Global REIT Affiliate” means Hines Global REIT, Inc., and its direct or indirect subsidiaries, including any liquidating trust in connection with the Plan of Complete Liquidation and Dissolution of the Hines Global REIT, Inc.

(oo)	“Identified Environmental Conditions” means and includes the issues, conditions and other matters that are identified in the Environmental Reports.

(pp)	“Lender” shall have the meaning ascribed thereto in Section 3.7(h)(ii)(B).

(qq)	“Loan Documents” shall have the meaning ascribed thereto in Section 3.7(h)(ii)(A).

(rr)	“MM Lien” shall have the meaning ascribed thereto in Section 3.7(h)(ii)(C).

(ss)	“Notice” shall have the meaning ascribed thereto in Section 8.1.

(tt)	“Notice of Complaint” shall have the meanings ascribed thereto in Sections 6.1(a) and 6.2.

(uu)	“Notice of Termination” shall have the meanings ascribed thereto in Sections 6.1(a) and 6.2.

(vv)
“Notice to Commence Construction” shall mean the written notice delivered by the Development Manager or the Owner to Contractor to commence construction of the Project pursuant to the Project Construction Contract.

(ww)	“Owner” shall have the meaning ascribed thereto in the introductory paragraph of this Agreement, and is successors and assigns.

(xx)
“Owner Changes” shall mean changes to the Project made at the Owner’s direction or request, including, but not limited to increases or changes in Project scope resulting in price increases and/or schedule extensions from contractors or design consultants; changes in Project direction once a course of action or direction has been determined by the Owner or by the Development Manager (and agreed to by the Owner) and implementation begun which result in additional fees, costs, or schedule extensions from design consultants and/or contractors; and changes in the plans or specifications for the Project requested or directed by the Owner.

(yy)	“Owner’s Representatives” shall have the meaning ascribed thereto in Section 3.3.

(zz)	“Predevelopment Phase” means the phase of the Project referred to in Section 3.6(a)(i).

(aaa)	“Predevelopment Phase Services” shall have the meaning ascribed thereto in Section 3.6(a)(i).

(bbb)
“Project” means the Project Site and all buildings, structures, and improvements (including the footings and foundations, columns, piles, improvements, fixtures, equipment, and other installations of such buildings and structures) now or hereafter erected on, in, under, or above the Land, together with all rights related thereto, including, without limitation, all easements for ingress, egress, parking, utility service and other appurtenances thereto.

(ccc)	“Project Architect” means the architectural firm of LMN Associates, together with other subcontracted architects appointed by the Owner from time to time.

(ddd)	“Project Construction Contract” means the general construction agreement for the construction of the Project referred to in Section 3.6(a)(iii)(C)(6).

(eee)
“Project Costs” means (i) All costs and expenses (including operating costs) of the Owner which accrue and/or are paid through the Substantial Completion Date for the Project, including those incurred in connection with the acquisition, predevelopment, development and Substantial Completion of the Project plus (ii) any costs and expenses which accrue after the Substantial Completion Date necessary to fully construct and complete the Project, plus (iii) the cost and expenses incurred after the Substantial Completion Date for tenant inducements, leasing commissions and attorneys’ fees to complete the initial lease‑up of the Project.

(fff)	“Project Office” shall have the meaning ascribed thereto in Section 3.5.

(ggg)	“Project Schedule” shall have the meaning ascribed thereto in Section 3.6(a)(iii)(A)(5).

(hhh)	“Project Site” means those lands described in Schedule “C” and graphically depicted on Schedule “C-1”.

(iii)	“Project Team” shall have the meaning ascribed thereto in Section 3.2.

(jjj)	“Property Taxes” shall have the meaning ascribed thereto in Section 3.7(h)(vi).

(kkk)
“Punch List Items” shall mean those items of construction, decoration, landscaping and mechanical adjustment relating to the Project, which, individually and in the aggregate, are minor in character and do not materially interfere with the full use, enjoyment and occupancy of the Project or material amenity constituting a part of the Project and the appurtenances thereto. The Punch List Items may include certain of the trees, shrubbery, bushes and personal property to the extent prudent practice would require such items be planted or installed after Substantial Completion as a result of weather conditions.

(lll)
"Qualified Costs" means the total costs budgeted for the predevelopment, development and completion of the Project as reflected in the Development Budget, other than the Excluded Costs. The Qualified Costs include the following, as more particularly set forth in the Development Budget:

(i)	site improvement costs and related infrastructure costs;

(ii)	Project construction costs;

(iii)	the cost of tenant improvements;

(iv)	engineering, architectural and design fees and the costs of other professional services;

(v)	attorneys' and accountants' fees;

(vi)	project contingency;

(vii)	marketing promotional events and entertainment costs;

(viii)	real estate taxes;

(ix)	leasing fees and commissions; and

(x)	permit and inspection fees.

(mmm)	“Reimbursable Expenses” shall have the meaning ascribed thereto in Section 3.16.

(nnn)	“Reporting Binder” shall have the meaning ascribed thereto in Section 3.7(h)(iv).

(ooo)	“Required Approvals” means any and all permits, licenses, consents, approvals or agreements that may be required in order to commence and complete construction of the Project.

(ppp)	“Senior Officer” means any officer of Development Manager at the level of Senior Vice President or Senior Managing Director, or above.

(qqq)
“Substantial Completion” and “Substantially Complete” each means that each of the following events shall have occurred: (i) the Project shell (excluding any leasehold improvements) have been completed in substantial accordance with the plans and specifications therefor and all laws, codes and regulations (other than Punch List Items) (ii) the elevator systems, electrical and mechanical systems, HVAC systems and all other building systems shall be functioning substantially in accordance with the approved design specifications, (iii) all occupancy certificates required to permit the occupancy of the Project shell (excluding any leasehold improvements) shall have been issued by the appropriate governmental authorities, (iv) the Owner shall have received a certificate of substantial completion, signed by the Contractor and the Project Architect certifying that Substantial Completion has occurred.

(rrr)	“Substantial Completion Date” means the date that Substantial Completion occurs.

(sss)	“Term” has the meaning set forth in Section 2.1.

(ttt)	“Working Drawings” shall have the meaning ascribed thereto in Section 3.6(a)(iii)(B).